Exhibit 10(h)

INTRODUCTION

The K. Hovnanian Enterprises, Inc. Executive Incentive and Excess Benefits Plan has been established by K. Hovnanian Enterprises, Inc, a New Jersey Corporation, for the benefit of certain select executives and their beneficiaries. It is to be maintained according to the terms of this instrument. The Committee has the authority to manage the administration of this Plan. Assets may be accumulated at the convenience of the Company and segregated in a Trust Fund or Trust Funds maintained by a Trustee in accordance with the terms of a Trust Agreement established contemporaneously herewith, or otherwise identified by the Company as a convenient source of funds for discharge of Company obligations that may arise under this Plan from time to time, and in that event references to any such Trust Agreement contained in this Plan shall refer to such Trust Agreement. Except as may be provided in the Trust Agreement, the Trustee has the exclusive authority to manage and control the assets of this Plan.

ARTICLE I
DEFINITIONS AND CONSTRUCTION

1.1  Definitions.    The following words and phrases, when used in this Plan shall have the following meanings:

Beneficiary means a person or persons (natural or otherwise) designated by a Participant to receive any death benefit that shall be payable under this Plan, in accordance with the provisions of Section 6.7.

Board of Directors, or Board means the Board of Directors of K. Hovnanian Enterprises, Inc.

Code means the Internal Revenue Code of 1986, as it may be amended, and includes any regulations issued thereunder.

Committee means the individuals appointed under Section 8.1 to administer the Plan.

Company means K. Hovnanian Enterprises, Inc., a New Jersey Corporation, successor or successors, and any affiliates, that with the approval of the Board of Directors, has adopted this Plan.

Compensation means the total of all remuneration paid during a Plan Year to a Participant by the Company for personal services, including overtime pay, bonuses and commissions, and unless specifically excluded hereunder, Pre-Tax Contributions, if any, authorized by a Participant under this Plan or any Plan qualified under Section 401(a) of the Code. Excluded are reimbursement for business, travel, or entertainment expenses incurred by the Participant and not reported to IRS as wages.

Notwithstanding any provisions in the Plan to the contrary, for purposes of determining the amount equivalent to any Pre-Tax Contributions credits for a Participant under this Plan, Compensation shall include such individual’s Compensation beginning at a date determined by the Board of Directors.

Disability means a physical or mental condition for which a Participant shall be eligible to receive benefits under the disability insurance provisions of the Social Security Act. The Committee shall require evidence that the application for such benefits has been approved by the Social Security Administration. The final determination shall be made by the Committee on the basis of such evidence.

Effective Date means January 1, 1988, the date the provisions of this Plan became effective.

Eligible Employee means each Executive who has met the requirements for participation in the Plan as of each Entry Date.

Employer Contribution Account means the account comprised of a Participant’s Excess Pre-Tax Contribution Account equivalent credits and Excess Matching Contribution Account equivalent credits under this Plan as provided under 4.1.

Entry Date means the day designated by the Board of Directors, that an Executive may participate in the Plan.

Erisa means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

Excess Matching Contributions means the equivalent credits of the Participant as provided under Section 4.1(b), and adjustments relating thereto.

Excess Pre-Tax Contributions means the equivalent credits made by the Company on a Participant’s behalf pursuant to Section 4.1(a).

Executive means an individual who is a member of a select group of shareholders, officers, managerial and highly compensated employees of the Company on a salaried basis, as may be designated by the Board of Directors from time to time, with respect to whom the Company is required to withhold taxes from remuneration paid to him by the Company for personal services rendered to the Company. This includes any officer or director who shall so qualify, but excludes (i) any individual whose employment with the Company is governed by a collective bargaining agreement that does not provide for participation in this Plan, and (ii), any individual who is a “leased employee” as defined in Section 414(n) of the Code.

Forfeitures means the amount of a Participant’s Employer Contribution Account that is forfeited upon Termination of employment, due to the operation of Section 6.3 and Section 6.6 of this Plan.

Former Participant means any former Employee who has credits in his Employer Contribution Account or Employee Contribution Account at the close of any Plan Year.

Income means the net gain or loss of the Trust Fund from investments, as reflected by interest payments, dividends, realized and unrealized gains and losses on securities, other investment transactions, and expenses paid from the Trust Fund. In determining the Income of the Trust Fund for any period, assets shall be valued on the basis of their fair market value.

Investment Manager means an investment advisor, bank or insurance company that meets the requirements of Section 3(38) of ERISA, and that is appointed by the Company to manage the Plan’s assets in accordance with the Trust Agreement.

Limitation Year means the Plan Year.

Normal Retirement Date means the date on which a Participant attains age 60, if separation has occurred. If there has been no separation of Service, any distribution will be at the sole discretion of the Committee.

Participant means an Executive participating in the Plan in accordance with the provisions of Section 3.1.

Plan means the K. Hovnanian Enterprises, Inc. Executive Incentive and Excess Benefits Plan.

Plan Year means the 12 consecutive month period commencing January 1st and ending December 31st.

Qualified Plan means the Hovnanian Savings and Investment Retirement Plan.

Retirement means Termination of employment with the Company at or after Normal Retirement Date.

Spouse or Surviving Spouse means the spouse or surviving spouse of the Participant or Former Participant.

Terminated or Termination means a termination of employment with the company or with an affiliate for any reason other than a transfer of employment from the Company to an affiliate or from an affiliate to another affiliate.

Trust or Trust Fund means the fund or funds known as the K. Hovnanian Enterprises, Inc. Executive Incentive and Excess Benefits Plan Trust, as may be established by the Company for its convenience in implementing this Plan from time to time, and the Trust that may be established contemporaneous with this Plan Document.

Trustee or Trustees means any corporation or individuals appointed by the Board of Directors of the Company to administer the Trust.

Valuation Date means the last business day of each Plan Year or more frequently, as the Trustee shall determine.

ARTICLE II

2.1  Construction.    The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, unless the context clearly indicates to the contrary. Titles of Sections are inserted for convenience and shall not affect the meaning or construction of the Plan.

ARTICLE III
PARTICIPATION AND SERVICE

3.1  Eligibility to Participate.    Any Executive who is actively employed and who is designated by the Board of Directors to be a Participant in this Plan shall be eligible to participate. Each Executive so designated who determines to become a Participant pursuant to such designation shall execute an individual Election form signifying his willingness to participate. Such Election shall be duly signed and filed with the Plan Administrator at least one day prior to commencement of Eligibility for entitlement to any Excess Pre-Tax Contributions Credits, Excess Matching Contribution Credits, or any other credits to be made under Article IV.

3.2  Commencement of Participation.    Each Executive who has satisfied the requirements of Section 3.1 shall commence participation in the Plan on the Entry Date that coincides with or that follows the date on which he satisfies such requirements.

3.3  Cessation of Participation.    An Executive shall cease to be a Participant upon the earliest of (i) the date on which he retires under the Retirement provisions of the Plan; (ii) the date on which his employment with the Company terminates for any reason, including death or Disability; or (iii) the date on which he becomes a “leased employee” as defined in Section 414(n) of the Code, or covered by a Collective Bargaining Agreement.

3.4  Participation.    If the reemployed Executive was not a Participant in the Plan during his prior period of employment, he must meet the requirements of Section 3.1 for Participation in the Plan after reemployment, as if he were a newly designated employee.

3.5  Transfers to Affiliates and Change in Status.    A Participant’s status as such under the Plan shall be modified upon and after the date that a Participant is transferred to an affiliate, or becomes a leased employee as defined in Section 414(n) of the Code, in the manner set forth below:

The Participant shall share in excess Company contributions only to the extent of his Compensation up to the time such transfer or change in status occurs. He shall not share thereafter unless he later transfers back to the Company or again becomes an Executive who is eligible under the terms of the Plan to share in such allocations. However, he shall share in Income allocations pursuant to Section 5.2(a).

ARTICLE IV
CONTRIBUTIONS

4.1  Executive Contribution.

(a)  Excess Pre-Tax Contributions Credits.    Each Participant shall have the annual option to authorize the Company, in writing and in accordance with procedures established by the Committee, to credit amounts to an account established for him under this Plan for a Plan Year, such amounts to be equivalent to any percentage of his Compensation [as determined without regard to this Section 4.1(b)] for such Plan Year. In turn the Company, for its convenience, may contribute equivalent funds to a segregated Grantor Trust or Trusts established for such purpose, in order to meet future obligations under this Plan in accordance with procedures established by the Committee. Such authorization shall be in the form of an election by the Participant to have his salary and/or bonus, or portion thereof deferred and withheld by the Company.

(b)  Excess Matching Contributions.    The Company’s prior year matching contributions to the Hovnanian Savings and Investment Retirement Plan have been reduced because of reductions mandated by operation of the Actual Deferral Percentage Test under Section 401(a) or by the Aggregate Contributions Percentage Test under Section 401(m) of the Code, or by the maximum 401(k) contribution dollar limitation. As determined by the Board of Directors, the Company shall credit an amount, equal to the amount of such reductions, to the Executives’ Employer Contribution Account. Such amounts designated as Excess Matching Contributions, shall be based on, without limitation, the total of prior year Hovnanian Savings and Investment Retirement Plan employee contributions plus current calendar year excess Pre-tax Contributions. The current year Excess Matching Contributions will be adjusted based on Hovnanian Savings and Investment Retirement Plan vesting schedule, but such adjustments will be contributed in future years based on additional years of service.

4.2  Time and Manner of Company Credits.    An equivalent amount of all Company funding credits under this Plan annually shall be set aside by the Company for its convenience by transfer to a Trustee under a Grantor Trust established contemporaneously with adoption of this Plan, styled the K. Hovnanian Enterprises, Inc. Trust

Agreement. Company funding made to that Grantor Trust for any Plan Year shall be made at times and in amounts determined to be reasonable by the Committee or the Company.

ARTICLE V
ALLOCATIONS TO PARTICIPANTS’ ACCOUNTS

5.1  Individual Accounts.    The Committee shall create and maintain adequate records to disclose the interest of each Executive under this Plan. Such accounts shall identify Participant credits under this Plan that are equivalent to certain disallowed employer contributions under the Hovnanian Savings & Investment Retirement Plan due to operation of Sections 401(k) and 401(m) including Excess Matching Contributions and adjustments otherwise made thereto, and also if applicable such accounts shall separately identify credits equivalent to any incentive bonus or other incentive awards made by the Company under this Plan under any valid participant Elections to defer current payment of such amounts.

The maintenance of individual accounts is for accounting purposes only, and any and all distributions to and withdrawals by any Participant made pursuant to this Plan shall be identified by equivalent charges to that Participant’s Plan account as of the date paid or distributed.

5.2  Account Adjustments.    The equivalent credits of Participants, Former Participants and Beneficiaries shall be adjusted in accordance with the following:

(a)  Income Credits.    Amounts equivalent to an allocable portion of Income earned by the Trust Fund shall be credited to accounts of individual Participants, Former Participants and Beneficiaries who have unpaid account balances as of each Valuation Date. Such amounts of Income to be credited shall be allocated in proportion to the amount of each such account balance as it bears to the total of all account balances under this plan on the immediately preceding Valuation Date to the Valuation Date in question, any individual account balance having first been reduced by any amounts distributed or withdrawn from such account during the interim period.

If during the Plan Year, a Participant, Former Participant or Beneficiary becomes entitled to a distribution under this Plan, the Committee shall instruct the Trustee to pay an amount from the Trust to the Participant that is an equivalent sum to the Participant’s account as of the immediately prior Valuation Date, but increased for an amount of notional Income equivalent to the pro rata amount of Trust Income earned since the immediately prior Valuation Date up to the date that the distribution becomes payable.

For purposes of this Subsection, to the extent that the Participant was eligible for and requested direct expression of preference as to the management of Trust Funds equivalent to his account balance under this Plan pursuant to Section 7.2, then the amount of notional Income with respect to his directed account shall be separately determined with reference to such directed investment performance for the applicable period of time.

(b)  Company Funding Credits.    Amounts equivalent to the Employee’s designated Excess Pre-Tax Contributions and the Company’s disallowed Excess matching Contribution Accounts under the Hovnanian Savings & Investment Retirement Plan shall be credited each year to eligible Participants’ accounts for that Plan Year, and cash or property contributions equivalent in amount shall be made by the Company for its convenience to any Trust Fund it establishes for that purpose or to any such Trust Fund established contemporaneously with this Plan. Further, if appropriate, amounts equivalent to incentive awards covered by applicable Elections or designations under other Company Executive incentive plans shall be separately identified and credited to covered Participants’ individual accounts as provided herein, and payments equivalent in amount shall likewise be made to any Trust Fund established by the Company for that purpose.

(c)  Deemed Date of Allocation.    All credits or deductions made under this Article to Participants’ accounts shall be deemed to have been made no later than the last day of the Plan Year though actually determined thereafter.

5.3  No Rights Created by Allocation.    Any allocation made and credited to the account of a Participant, Former Participant or Beneficiary under this Article shall not cause such Participant, Former Participant or Beneficiary to have any right, title or interest in or to any assets of the Trust Fund except at the time or times, and under the terms and conditions expressly provided in this Plan.

ARTICLE VI
PAYMENT OF BENEFITS

6.1  Normal Retirement or Disability.    If a Participant’s employment is Terminated by reason of his Normal Retirement or Disability, then such Participant shall be entitled to receive the entire amount credited to his Employer

Contribution Accounts only in the manner and at the time or times provided in Section 6.5 and 6.6. No Participant shall have a non-forfeitable right to any benefits payable under this Plan section until the date of his Normal Retirement Date or if earlier disability.

6.2  Death.    In the event that the Participant’s Termination of employment is caused by death, or in the event that a Participant or Former Participant who is entitled to receive distributions pursuant to Section 6.1 or 6.3 dies prior to receiving the full amount of such distributions, the entire amount credited to his Employer Contribution Accounts shall be paid to his Beneficiary in the manner and at the time provided in the Section 6.5 and 6.6, but only after receipt by the Committee of acceptable proof of death.

6.3  Other Termination of Employment.    If a Participant’s employment is Terminated by reason of resignation or discharge of employment before his Normal Retirement Date for any reason other than Disability or Death, then such Participant shall be entitled to receive the entire amount credited to his individual account under 6.5 and 6.6 that is not otherwise forfeitable under this Plan. No Participant shall have any non-forfeitable rights to any benefits under this Plan except in the year or years actually paid, as determined and directed by the Committee pursuant to Sections 6.5 and 6.6.

6.4  Time of Payment of Plan Benefits.    Distributions equivalent in amount to any Participant’s Account credit balance under this Plan that may become payable on account of Retirement pursuant to Section 6.1, to be made by the Company from any Trust Fund or other source, shall be made only at the time or times or in the year or years determined by the Committee under Section 6.5 below.

6.5  Mode of Payment of Benefits.    All undistributed Plan account credit balances are forfeitable by the Participant or Former Participant until and unless paid or distributed by the Company as provided herein. Any and all unpaid account balances shall be forfeited in the determination of the Committee hereunder if any of the following occurs (except subsection 6.5(3) at which time undistributed plan account credit balances become general obligations of the Company):

(1)  The Participant or Former Participant is convicted of felonious conduct against the Company.

(2)  the Participant or Former Participant engages in direct competition with the Company after Termination or Retirement;

(3)  the Company becomes bankrupt or unable to meet obligations to its creditors under any State or Federal laws.

Scheduled payments or distributions of funds equivalent to non-forfeited amounts credited to accounts under this Plan are to be determined by the Committee at the time events under 6.1, 6.2 and 6.3 occurs. The Committee may in its discretion honor any Expression of Preference in the form of an election or form of distribution or in the form of Beneficiary Designation under 6.7 as to the form or forms or time or times of payment that may be made by the Participant or Former Participant, or that may be made by any Beneficiary as provided hereunder, but need not do so, and the Committee may determine for itself the manner and timing of distributions of funds equivalent to any unpaid account balances under this Plan so long as it does not act in an unreasonable manner. Distributions of funds equivalent to unpaid account balances may be made in accordance with one or a combination of the following modes of settlement:

If a Participant dies before his benefits commence to be paid to him, any amount to which a Beneficiary shall become entitled to hereunder shall be distributed to him in the discretion of the Committee, which will not unreasonably differ from the expression of preference contained in any applicable Beneficiary Designation or Beneficiary Election, made in accordance with one or a combination of the following modes of settlement:

(a)  in a lump sum,

(b)  in substantially equal periodic installments over a period not to exceed life expectancy of the Beneficiary.

If the Participant, Terminated Participant or Beneficiary expresses a preference for distribution by means of installment payments under either of Subparagraphs (b) above, then the equivalent Trust Funds attributable thereto shall, at the Committee’s discretion and after consultation with the Participant or Beneficiary, either (i) be paid at the Company’s direction from amounts in the Trust Fund described above and shall be accreted by amounts equivalent to the Income of the Trust Fund but not by any subsequent Company contributions equivalents or (ii)

such unpaid amounts may be held in a segregated investment account and may be credited by the Company only with amounts equivalent to actual earnings thereon.

If a Participant or Terminated Participant dies after benefits have commenced to be paid to him, his Beneficiary will receive amounts equivalent to any unpaid account balance of the Participant as benefits under 6.2 paid in the Committee’s discretion if possible consistent with any expression of preference for mode of payment previously requested by the Participant.

6.6  Designation of Beneficiary.    Each Participant and Former Participant from time to time may designate any person or persons (who may be designated contingently or successively and who may be an entity other than a natural person) as his Beneficiary or Beneficiaries to whom his Plan benefits are to be paid if he dies before receipt of all such benefits. Each Beneficiary designation shall be made on a form prescribed by the Committee and will be effective only when the form is filed with the Committee during the Participant’s or Former Participant’s lifetime. Each Beneficiary designation filed with the Committee will cancel all Beneficiary designations previously filed with it by that Participant or Former Participant. The revocation of a beneficiary designation, no matter how effected, shall not require the consent of any designated Beneficiary.

If any Participant or Former Participant fails to designate a Beneficiary in the manner provided above, or if the Beneficiary designated dies before such Participant’s or Former Participant’s death or before complete distribution of the Participant’s or Former Participant’s benefits, such Participant’s or Former Participant’s benefits shall be paid in the Committee’s total and complete discretion according to the following order of priority: First, to the Participants or Former Participants Surviving Spouse, if any; second to the Participant’s surviving children, if any, in equal shares; third, to the estate of the last to die of such Participant or Former Participant and his Beneficiary or Beneficiaries.

Notwithstanding, the Surviving Spouse of a Participant or Former Participant shall be deemed to be the Participant’s or Former Participant’s designated Beneficiary, and in the Committee’s total and complete discretion shall usually be entitled to receive any distribution on account of the Participant’s or Former Participant’s death in a lump sum.

6.7  Information Required From Beneficiary.    If, during or after the time a benefit is payable to any Beneficiary, the Committee, upon request of the Trustee or at the Committee’s own instance, delivers by registered or certified mail to the Beneficiary at the Beneficiary’s last known address a written demand for his current address, or for satisfactory evidence of his continued life, or both, and, if the Beneficiary fails to furnish the information to the Committee within one year from the mailing of the demand, then the Committee shall distribute to the party next entitled thereto under Section 6.7 above as if the Beneficiary were then deceased.

ARTICLE VII
TRUST FUND

7.1  Investment Directions by Participants.    A Participant may direct the investment of amounts held under his Employer contribution Account, subject to the approval of the Committee and in accordance with the terms, conditions and procedures established by the Committee. Notwithstanding Sections 5.2(a) and 8.5, amounts equivalent to all earnings and expenses, including commissions and transfer taxes, realized or incurred in connection with any investments experienced by the Trustee when following or honoring a Participant’s expression of preference for direct investment shall be charged or credited to the Participant’s Plan account periodically.

7.2  Ownership.    All contributions paid by the Employer and assets of the Trust will at all times be a general asset of the Employer. No Participant under this Plan shall have any ownership rights whatsoever in any Fund or Funds maintained by the Employer/Company solely for its convenience until and unless actual payment(s) are directed by the Committee as provided in Article VI.

ARTICLE VIII
ADMINISTRATION

8.1  Duties and Responsibilities of the Company for Plan and Trust Administration.

In general, the Company, by action of its Board of Directors, shall have the sole responsibility for establishing any Fund or for accumulating Funds in any Trust or Trusts for its convenience provided for under

Section 4.1. It shall also have the sole authority to appoint and remove any Trustees, the members of the Committee, and any Investment Manager that may be provided for under any Trust Agreement established in conjunction with this Plan, and to amend or terminate, in whole or in part, this Plan or any Trust so established.

The Committee shall have the sole responsibility for the administration of this Plan, as described in this Plan and as may be established in any Trust Agreement. The Committee also shall have the right to designate investment and funding policies if any, under which any Trustee shall act.

As provided in any Trust Agreement and within the scope of any funding and investment policies designated by the Committee, any designated or appointed Trustee, shall have the sole responsibility for the administration of the Trust and the management of the assets held under the Trust.

8.2  Allocation of Duties and Responsibilities.    The Committee, by written instrument signed by any of its members, may designate persons other than the Committee to carry out any of its duties and responsibilities. Any duties and responsibilities thus allocated must be described in the written instrument if any person other than an Employee of the Company is so designated, such person must acknowledge in writing his acceptance of the duties and responsibilities thus allocated to him. All such instruments shall be attached to, and shall be made a part of, the Plan.

8.3  The Committee.    The Committee shall be comprised of at least three persons who shall be appointed by the Company’s Board of Directors. The Committee members shall serve without compensation; any member may resign by giving written notice addressed to the Board of Directors of the Company.

8.4  Voting and Meetings.    The Committee shall act by a majority vote of its members at a meeting, or by written consent of all of its members without a meeting. The Committee shall schedule regular meetings, although any member may call a special meeting by giving reasonable notice to the other members.

8.5  Expenses.    The Company shall pay all expenses authorized and incurred by the Committee in the administration of the Plan, except to the extent that such expenses are paid from the Trust.

8.6  Other Powers and Duties.    The Committee shall have such duties and powers as may be necessary to discharge its duties hereunder, including, but not by way of limitation, the following:

(a)  To construe and interpret the Plan, to decide all questions of eligibility, and to determine the amount, manner and time of payment of any benefits hereunder;

(b)  To prescribe procedures to be followed by Participants, Former Participants or Beneficiaries filing applications for benefits;

(c)  To prepare and distribute information explaining the Plan;

(d)  To receive from the Company and from Participants, Former Participants and Beneficiaries such information as shall be necessary for the proper administration of the Plan;

(e)  To furnish the Company, upon request, such annual reports with respect to the administration of the Plan as are reasonable and appropriate;

(f)  To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition (and of the receipts and disbursements) of the Trust Fund from the Trustees; and

(g)  To appoint or employ advisors (including legal and actuarial counsel) to render advice with regard to any responsibility of the Committee under the Plan, or to assist in the administration of the Plan.

The Committee shall have no power to add to, subtract from or modify any of the terms of the Plan; or to change or add to any benefits provided by the Plan; or to waive or fail to apply any requirements of eligibility for a benefit under the Plan.

8.7  Rules and Decisions.    The Committee may adopt such rules as it deems necessary, desirable or appropriate. All rules and decisions of the Committee shall be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the committee shall be entitled to rely upon information furnished by a Participant, Former Participant or Beneficiary; the Company, the legal counsel of the Company or the Trustee.

8.8  Authorization of Benefit Payment.    The Committee shall issue proper directions to the Trustee concerning all Plan benefits the equivalents of which are to be paid from any Trust Fund or from any other source designated by the Company pursuant to the provisions of the Plan.

8.9  Application and Forms for Benefits.    The Committee may require a Participant, Former Participant or Beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested. The Committee may rely upon all such information so furnished to it, including the Participant’s, Former Participant or Beneficiary’s current mailing address.

8.10  Facility of Payment.    Whenever, in the Committee’s opinion, a person entitled to receive any payment of a benefit or installment thereof hereunder is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct the Trustee to make payments to such person or to his legal representative or to a relative or friend of such person for his benefit or to apply the payment for the benefit of such person in such manner as it considers advisable.

8.11  Liabilities.    The committee and each person to whom duties and responsibilities have been allocated pursuant to Section 8.2, may be identified and held harmless by the Company to the maximum extent permitted by law and in each case as determined by the Company’s Board of Directors with respect to any breach of alleged responsibilities performed or to be performed hereunder.

ARTICLE IX
MISCELLANEOUS

9.1  Nonguarantee of Employment.    Nothing contained in this Plan shall be construed as a contract of employment between the Company and any Executive, or as a right of any Executive to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Executives, with or without cause.

9.2  Rights to Trust Assets.    No Executive or Beneficiary shall have any right to, or interest in, any assets of any Trust or Trust Fund established for the Company’s convenience related or not to this Plan upon Termination of his employment or otherwise, and then only to the extent of the benefits payable under the Plan to such Executive or Beneficiary as provided or directed by the Committee in discharge of the Company’s obligations under this Plan.

9.3  Nonalienation of Benefits.    Except as may be permitted by law, benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a Spouse or former Spouse, or for any other relative of the Executive, prior to actually being received by the person entitled to the benefit under the terms of the Plan. Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void. Neither the Company nor any Trust or Trust Fund shall in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

ARTICLE X
AMENDMENTS AND ACTION BY COMPANY

10.1  Amendments Generally.    The Company reserves the right to make from time to time any amendments to this Plan and any Trust established for the Company’s convenience in discharging any obligations under it.

No amendment to the Plan shall be made that would effect a decrease in any Participant’s individual account balance except as provided by Section 6.5.

10.2  Action by Company.    Any action by the Company under this Plan shall be by a duly adoption resolution of its Board of Directors, or by any person or persons authorized by a duly adopted resolution of that Board to take such action.

ARTICLE XI
SUCCESSOR EMPLOYER AND MERGER OR CONSOLIDATION OF PLANS

11.1  Successor Employer.    In the event of the dissolution, merger, consolidation, or reorganization of the Company, provision may be made by which the Plan and Trust will be continued by the successor. In that event, such successor shall be substituted for the Company under the Plan. The substitution of the successor shall constitute an assumption of Plan liabilities by the successor, and the successor shall have all of the powers, duties and responsibilities of the Company under the Plan.

11.2  Plan Assets.    The assets shall be always the general assets of the Employer and the Participant will have no ownership of any assets until any benefit prescribed under this program is payable to him under this Plan.

ARTICLE XII
PLAN TERMINATION

12.1  Right to Terminate.    In accordance with the procedures set forth herein, the Company may terminate the Plan at any time in whole or in part. To the extent permitted by the Code and regulations thereunder, in the event of the dissolution, merger, consolidation or reorganization of the Company, the Plan is continued by a successor to the Company in accordance with Section 11.1.

IN WITNESS WHEREOF, the corporation has caused this instrument to executed this 1st day of December 1988.

(Corporate Seal)	K. HOVNANIAN ENTERPRISES, INC. By: /s/ Ara K. Hovnanian Ara K. Hovnanian President
/s/ Timothy P. Mason Witness Timothy P. Mason V.P.